Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the foregoing Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-194645) of our report dated February 27, 2014 relating to the balance sheets of AtheroNova, Inc. as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended and for the period December 13, 2006 (inception) to December 31, 2013. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.

Los Angeles, California

September 18, 2014